                                                                   EXHIBIT 10.15

January 18, 2001



Mr. John Gregitis
305 St. Davids Road
Wayne, PA  19087

Dear John:

It is with pleasure that I offer you the position of Senior Vice President - Global Sales Operations leader the sales operations of our Life Sciences division. This is a critical position in our plans and is the launching point for much of our expected growth. We have decided to focus our sales energies and upgrade both the capacity and skills of our sales units. We need a dynamic, experienced leader to drive this business. We believe you are that leader.
Your combination of sales management experience, presence, and leadership skills are exactly what this operation needs to get on track and reach is potential.

In this position you will be responsible for all operating results, tactical programs and strategic direction for sales operations. You will also be expected to actively participate in the strategic planning, product planning and business policy activities of ESPS worldwide.

ESPS is positioned for exceptional success as we leverage our world-class customer base, our technology and our other assets. We need to add skilled, exceptional leaders to our management team to help us take advantage of our opportunities. Your addition to our leadership team will greatly enhance our ability to reach our potential.

We hope this offer demonstrates our sincere desire that you join the ESPS team. We look forward to the exceptional contributions that we know you will bring to our team.

Sincerely,



Norman E. Corn.
Executive Vice President and General Manager
ESPS Life Sciences


Attachment

Employment Offer
John Gregitis


Position:           Senior Vice President
                    ESPS Life Sciences Global Sales & Marketing

Annual Salary:      $190,000.00

Incentive Pay:      $210,000.00 at plan (pro-rated for FY '01)
                    We will mutually develop the incentive plan which will be based on the expected operating results of the sales unit.
                    The plan will consist of a commission element as well as a senior management bonus element. You will receive no less than $210,000.00 (full year basis) on the achievement of the expected operating results of the sales unit (commission) and the expected operating results of the Company (senior management bonus). You will also have the opportunity to earn more based on the overachievement of the expected operating results of the sales unit.
                    Your incentive plan will be based on both quarterly and annual operating results and will be paid quarterly. It will be pro-rated in FY '01. You will be paid a draw guarantee of $48,000 for your first year ($4,000 per month).

Stock Options:      You will be awarded 200,000 options under the ESPS Stock
                    Option Program upon your start date. The Options will be priced based on the ESPS share price at the close of your first day of employment. Vesting will be 30% after 12 months and the remaining 70% according to the ESPS Vesting Schedule
                    (remainder quarterly over 3 years).

Signing Bonus:      You will receive a $30,000 signing bonus to be paid in three increments:
                         $10,000 after 30 days
                         $10,000 after 90 days
                         $10,000 after 180 days

Severance:          You will participate in the management severance program.
                    You will receive no less than 6 months pay for termination for reasons other than cause. Should a change of control occur, you will receive 12 months pay and one-half your bonus for termination for reasons other than cause, within one year of the change. This is a mutual program that requires that you also give 1-month notice if you intend to leave ESPS.

Other Benefits:     You will be eligible for all employee benefit programs.

Car Allowance:      $500 per month net.



Agreed:   /s/ John Gregitis      February 1, 2001

          John Gregitis                Date

This offer is contingent upon successful completion of the appropriate reference checks.